Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Old Second Bancorp, Inc. of our report dated March 6, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Old Second Bancorp, Inc. for the year ended December 31, 2024, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Plante & Moran, PLLC
Chicago, Illinois
April 23, 2025